Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

DAILY JOURNAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, 0.01 par value per share (“Common Stock”)	Rule 457(c) and Rule 457(h)	3,720(3)	$408.12	$1,518,206.40	$153.10 per $1,000,000	$232.44
Equity	Common Stock	Rule 457(c) and Rule 457(h)	2,000(4)	$408.12	$816,240.00	$153.10 per $1,000,000	$124.97
Total Offering Amounts					$2,334,446.40		$357.41
Total Fee Offsets (5)							$0.00
Net Fee Due							$357.41

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional indeterminable number of shares of Common Stock as may be required to be issued pursuant to the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase to the number of outstanding shares of the Common Stock.

(2)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $408.12 per share, which is the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market on May 16, 2025.

(3)	Represents 3,720 shares of Common Stock available for issuance under the Daily Journal Corporation 2024 Equity Incentive Plan.

(4)	Represents 2,000 shares of Common Stock available for issuance under the Daily Journal Corporation Non-Employee Director Equity Award Plan.

(5)	The Registrant does not have any fee offsets.